Exhibit (e)(29)

CONSULTANT AGREEMENT

THIS AGREEMENT, entered into January 1, 2009, by and between DOUGLAS H POST, with a place of business or an address at [redacted] (hereinafter “CONSULTANT”) and ADVANCED MEDICAL OPTICS, INC., a Delaware corporation, with a place of business at 1700 E. St. Andrew Place, Santa Ana, California 92705, and its subsidiaries and affiliates (hereinafter “AMO”).

WHEREAS, CONSULTANT has expertise in the specific field identified in Appendix A and AMO desires to engage the services of CONSULTANT for the purpose of consulting with AMO as described in Appendix A.

NOW, THEREFORE, AMO and CONSULTANT agree as follows:

1.             TERM.  AMO hereby retains CONSULTANT and CONSULTANT hereby accepts this retainer as a consultant to AMO for the period of time specified in Appendix A.  Thereafter, this Agreement may be extended for additional quarterly periods if AMO and CONSULTANT so agree in writing.

2.             EFFECTIVE DATE.  This Agreement shall take effect on January 1, 2009.

3.             AREA OF CONSULTATION.  CONSULTANT shall consult with and advise AMO and will provide the SPECIFIC SERVICES TO BE PROVIDED as specified in Appendix B.  CONSULTANT shall also provide, when reasonably requested to do so by AMO, time during the term hereof for conferences, consultations and monitoring, with the days for conferences and consultations to be scheduled at such times and at such places as are mutually convenient to both parties.

4.             OTHER EMPLOYMENT.

4.1           CONSULTANT is free to accept other employment, or act as a consultant, while performing services hereunder to the extent that CONSULTANT hereby agrees not to accept employment during the term of this Agreement, nor act as a consultant, for a direct competitor of AMO, unless agreed otherwise in writing.  Any company that may potentially become a direct or indirect competitor of AMO, must be listed in writing and written permission granted by AMO’s Chairman and CEO prior to any services provided by CONSULTANT.

4.2           CONSULTANT acknowledges that, prior to the date of this Agreement, CONSULTANT had been an employee of AMO and predecessors for approximately twenty (20) years.  In that capacity, CONSULTANT has been given access to, and possesses knowledge of, valuable proprietary and confidential information of AMO, including, but not limited to, valuable trade secret information relating to the field of ophthalmology (“RESTRICTED FIELD”).  In his role as an independent contractor, CONSULTANT may become privy to additional proprietary and confidential information of AMO, including, but not limited to, valuable trade secret information relating to the RESTRICTED FIELD.  CONSULTANT acknowledges that it would be impossible for him to provide work, advice, consulting, or other services in the RESTRICTED FIELD, whether as an employee, independent contractor, advisor, volunteer, director or in any other capacity, for any individual, partnership, corporation, or other business entity, without using, disclosing, evaluating or relying upon AMO’s proprietary and confidential information in the RESTRICTED FIELD.  Accordingly, CONSULTANT agrees that, during the term of this Agreement, CONSULTANT shall not directly, or indirectly, without listing in writing and receiving the prior written permission of AMO’s Chairman and CEO, (i) perform or provide any work, advice, consulting or services in the RESTRICTED FIELD for any individual, partnership, corporation or other business entity, other than for AMO; or (ii) own, manage, operate, join, control, participate in, or be connected as a stockholder, general partner, or otherwise with, any business, individual, partnership, corporation, or other entity which is then in competition with AMO with respect to the RESTRICTED FIELD.

5.             CONFIDENTIALITY.  AMO possesses certain confidential information and related know-how (hereinafter referred to as “INFORMATION”), developed or otherwise obtained by AMO, and is prepared to disclose directly or indirectly the same to CONSULTANT for the purpose of this Agreement.  INFORMATION shall also mean, refer, relate or pertain to the nature and existence of the parties’ business relationship, and any information developed during or arising from or in connection with such business collaboration.  CONSULTANT agrees to hold in confidence, for a period of ten (10) years from the date this Agreement terminates, INFORMATION disclosed to it by AMO, and CONSULTANT shall not disclose INFORMATION to anyone or use the INFORMATION except for the purpose of this Agreement, unless: (a) such INFORMATION is generally known at the time of disclosure; or (b) such INFORMATION becomes generally known, without any unauthorized act by or omission of CONSULTANT after the date first written above; or (c) CONSULTANT can demonstrate by written records that it had independently developed knowledge of such INFORMATION prior to the date of disclosure; or (d) such INFORMATION is disclosed to CONSULTANT by a third party who has the right to make such disclosure; or (e) permission to disclose said INFORMATION or to make use thereof is obtained by CONSULTANT in writing from AMO; or (f) CONSULTANT is required to disclose such INFORMATION pursuant to a legal order or law; provided that CONSULTANT gives AMO prior notice of such required disclosure.

CONSULTANT shall use its best efforts but in no event less than a reasonable degree of care to ensure that all necessary precautions are taken to safeguard and preserve the confidential status of the INFORMATION.  During the life of this Agreement or upon its termination, CONSULTANT agrees to return to AMO, upon its request, any tangible written, printed, visual or digital media, or any other materials or substances, containing INFORMATION, including all copies and excerpts thereof.  The return of such media or materials shall not affect the obligations of CONSULTANT as to confidentiality or non-use as set forth herein.  Disclosure of INFORMATION under this Agreement will create no license, right, interest, or ownership in any such INFORMATION in CONSULTANT.

6.             INTELLECTUAL PROPERTY RIGHTS.  All legal rights to any and all inventions, discoveries, improvements, designs, ideas, materials, machines, devices, and the like (“Inventions”), whether or not patentable, which arise from or which are developed by CONSULTANT, alone or in conjunction with others, in its capacity as a consultant for AMO under this Agreement shall be considered proprietary and confidential and to be owned by AMO.  CONSULTANT agrees to promptly disclose all Inventions made by CONSULTANT under this Agreement to AMO and to assign worldwide rights to all Inventions to AMO upon request.  CONSULTANT agrees not to disclose the Inventions to a third party or to use the Inventions for its own benefit without the prior express written consent of AMO.  CONSULTANT agrees to provide AMO with all information and materials, and sign all papers and the like necessary to obtain and maintain patents or other rights to the Inventions in any and all countries designated by AMO.  The writing, designation of countries and filing will be done by AMO.  Prosecution of applications and maintenance of patent or other rights will be done by AMO.  All costs and expenses related to prosecution of applications or maintenance of patents or other rights will be paid by AMO.

Any writings, including without limitation, reports, photographs, videotapes, made under this Agreement are works for hire and such are the property of AMO and shall be treated as AMO confidential information under Section 4 hereof.  CONSULTANT hereby assigns any and all such copyrights to any such works for hire to AMO.  CONSULTANT agrees to mark any writings prepared hereunder with the appropriate copyright marking and to inform AMO of such writings and markings.  Copies of such writings shall be given to AMO.  CONSULTANT agrees to assist AMO in the registration, prosecution and defense of such copyrights but is not liable for the costs of such activities.

CONSULTANT agrees not to use nor advertise any of AMO’s trademarks or tradenames without the prior express written consent of AMO.

7.             COMPENSATION.  AMO shall pay CONSULTANT, and CONSULTANT agrees to accept for the services to be performed under this Agreement, compensation as specified in Appendix A.  Upon receipt by AMO of copies of receipts or other appropriate evidence of expenditures by CONSULTANT, AMO shall reimburse CONSULTANT for reasonable travel expenses (coach class airfare for travel within North America, business class airfare outside of North America, ground transportation, lodging and meals) incurred by CONSULTANT at the request of AMO in rendering services hereunder.  Travel time shall be included within CONSULTANT’s monthly fee and shall not be separately reimbursed.  CONSULTANT’s federal I.D. or social security number is as specified in Appendix A.  It is agreed that CONSULTANT is responsible for the payment of any taxes.  AMO will report consulting fee payments as required by applicable federal, state or local tax law or regulations.

8.             HOLD HARMLESS, LIMIT OF LIABILITY.  Except as provided in the next sentence, AMO shall not be liable for any personal injury to CONSULTANT or any damage to any personal property belonging to or in the custody or possession of CONSULTANT.  The provisions of the preceding sentence shall not apply to any claim shown to arise from the sole negligence of AMO.

9.             NOTICE.  Any notice required or permitted by the terms of this Agreement shall be made in writing by mail, overnight delivery service or facsimile, prepaid and properly addressed, or delivered by hand to AMO or CONSULTANT at the respective addresses first given above or in Appendix A, as the case may be, or at such other addresses as either party hereto may designate by notice pursuant hereto.  Any such notice shall be deemed to have been given upon receipt.

10.          ASSIGNMENT.  This Agreement is personal to CONSULTANT and CONSULTANT shall therefore have no right or authority to assign this Agreement or any portion thereof or otherwise delegate performance under this Agreement without the prior written consent of AMO.  This Agreement may be assigned by AMO as part of the sale or transfer of all or substantially all of its business for which CONSULTANT is acting as a consultant hereunder.  CONSULTANT agrees that if this Agreement is assigned to any third party, all the terms and conditions of this Agreement shall remain between such other third party and CONSULTANT with the same force and effect as if said Agreement had been made with such third party in the first instance.

11.          BREACH.  If either party hereto breaches any of the terms or conditions of this Agreement, the other party may, at such party’s option, terminate this Agreement immediately upon written notice to the breaching party upon which event all rights of the breaching party shall terminate upon the effective date of termination specified in such notice.

12.          TERMINATION.  Either party may terminate this agreement for any reason upon thirty (30) day’s notice.  In the event of termination by AMO, payment to CONSULTANT shall be for actual services rendered and non-cancelable obligations incurred up to the actual date of termination (and, if necessary, pro-rated for partial months).

13.          INDEPENDENT CONTRACTOR.  Notwithstanding anything to the contrary in this Agreement, CONSULTANT’s status with AMO shall be at all times during the terms of this Agreement that of an independent contractor.  CONSULTANT retains the sole and exclusive right to control or direct the manner or means by which the work herein is to be performed.  Nothing in this Agreement shall be construed to give CONSULTANT the power or authority to act, make representation for or on behalf of, or to bind or commit AMO.

14.          CODE OF ETHICS.  CONSULTANT hereby acknowledges that he/she has received the AMO Code of Ethics.  CONSULTANT hereby certifies that he/she has read the AMO Code of Ethics, attached hereto as Appendix C.  CONSULTANT further certifies that he/she understands and will comply with the provisions of the AMO Code of Ethics.

15.          SCOPE OF APPLICABILITY.  This Agreement is not intended to limit or affect any other obligations which AMO may have to CONSULTANT under other agreements as a result of CONSULTANT’S employment with AMO.

16.          NON-COMPETITION AFTER END OF CONSULTING PERIOD.    The parties agree and acknowledge that, as a result of CONSULTANT’s prior employment with AMO. and the consulting services provided under this Agreement, CONSULTANT has obtained and had access to trade secrets and other valuable confidential business information of AMO regarding excimer and femtosecond laser systems, and other AMO products as well as substantial relationships with existing and potential laser system customers and associated goodwill, throughout the world.  The parties further agree and acknowledge that, in order to provide adequate protection to these trade secrets and other valuable confidential business information and relationships, it is appropriate that CONSULTANT refrain from providing services to any other company, in any geographic location, which is engaged in sales or marketing of excimer or femtosecond laser technology for ophthalmology applications, and that CONSULTANT refrain from soliciting employees, customers or potential customers to any business engaged in a business substantially similar to AMO.  The parties agree that the period of such non-competition and non-solicitation shall be one (1) year from the date this Agreement terminates and that such period is reasonable to protect the trade secrets and other valuable confidential business information and relationships.  AMO in its sole discretion may waive the obligations of CONSULTANT under this paragraph at CONSULTANT’s request.  The parties further agree that the consideration paid to CONSULTANT under this Agreement is good and valid consideration for both the services provided under this Agreement and for the period of non-competition.

17.          APPLICABLE LAW.  This Agreement and the rights and obligations of the Parties shall be governed and construed in accordance with the laws of the State of California without giving effect to any rule applying the law of another jurisdiction.

18.          SURVIVAL.  The covenants and agreements set forth in Sections 4, 5, 6, 14, 15, 16 and 17 shall survive any termination or expiration of this Agreement and shall remain in full force and effect regardless of the cause of termination.

19.          VALIDITY OF PROVISIONS AND SEVERABILITY.  If any provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, (a) such provision shall be deemed amended to conform to applicable law of such jurisdiction so as to be valid and enforceable, or, if it cannot be so amended without materially altering the intent of the parties, it will be stricken; (b) the validity, legality and enforceability of such provision will not in any way be affected or impaired thereby in any other jurisdiction; (c) the remainder of this Agreement will remain in full force and effect.

20.          ENTIRE AGREEMENT.  This Agreement, including Appendix A, B, and C set forth the entire agreement of the parties with respect to the subject matter hereof.  This Agreement may not be modified except by a writing signed by authorized representatives of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the day and year first written above.

ADVANCED MEDICAL OPTICS, INC.		DOUGLAS H POST

By:	/s/ JAMES V. MAZZO	By:	/s/ DOUGLAS H. POST
	James V. Mazzo		Douglas H Post
Chairman and CEO

APPENDIX A

NAME OF CONSULTANT:	Douglas H Post

MAILING ADDRESS:

EMAIL ADDRESS:

TELEPHONE NUMBER:

TAXPAYER ID:

CHECKS MADE PAYABLE TO:	Douglas H Post

GENERAL FIELD OF EXPERTISE:

Excimer laser and Femtosecond laser marketing, sales, customer service, equipment manufacturing and business development for laser-assisted in situ keratomileusis (LASIK) flap creation and corneal surgery.

SPECIFIC SERVICES TO BE PROVIDED:	Specific Services are detailed in Appendix B, with an average time commitment from Consultant of approximately 10 days (80 hours) per month

TERM OF THE AGREEMENT:

January 1, 2009 through December 31, 2009. Term may be extended for additional quarterly periods by mutual written agreement of the parties, with a review and indication of intent to renew to take place prior to November 15, 2009.

PAYMENT TERMS:

AMO will pay CONSULTANT at the rate of thirty one thousand two hundred fifty dollars ($31,250) per quarter, payable at the end of each calendar quarter. The total amount of compensation paid to CONSULTANT under the terms and conditions of this agreement is not to exceed one hundred twenty five thousand dollars ($125,000) unless otherwise agreed to by the parties in writing.

ADDITIONAL TERMS:

Pursuant to the terms and conditions outlined in Section 7, reasonable travel expenses, for travel made at the request of AMO, shall be reimbursed at a level equivalent to travel made by executive vice presidents of AMO.

AMO CONTACT:	Jim Mazzo
TITLE:	Chairman and Chief Executive Officer Group
TELEPHONE NUMBER:
FAX NUMBER:

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APPENDIX B

Specific Services to be provided by Consultant

1.     Customers

a.     Corporate Accounts.  Work with AMO Corporate Account team to maximize contribution from existing and new corporate customers.  May include personal visits and individual interaction with customer’s management team, meetings at trade shows, and planning strategic direction with AMO financial and marketing team.

b.     Individual Customers/Doctors.  Promote AMO products and programs with individual doctors through phone calls, personal meetings, and joint meetings with AMO team.

c.     AMO Distributors.  Assist with AMO organizational transition.

d.     Trade Shows   Participate as needed or requested by AMO.

2.     Research and Development.  Provide input and advise AMO R&D management on equipment development, competitive pipeline and product priority.  Meet with Head of R&D on quarterly (or as requested) basis and with Refractive Equipment Head on monthly (or as requested) basis.

3.     Manufacturing and Customer Service.  Provide input and advise AMO Manufacturing management on Refractive equipment issues.  Meet with Head of Equipment Manufacturing on a quarterly (or as needed) basis.  Meet with Customer Service Head on monthly basis (or as needed) for input and advice on Field Engineering issues.

4.     Meet with AMO Executive Management.  Meet with CEO on monthly basis to discuss observations on any Refractive, Management or other related subject.  When possible have these meeting in person in Santa Ana, and also include one to three days of additional meetings in person to interact with AMO staff on above subjects.

5.     Other AMO Departments  Provide input and meet as required with staff from the Legal, Regulatory, Government Affairs or other AMO groups that would benefit from Consultants history and experience at AMO and the Refractive market.

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